Exhibit 99.1
News Release
	Contacts:	Carl A. Luna, SVP and CFO Copano Energy, L.L.C. 713-621-9547 Jack Lascar / jlascar@drg-l.com Anne Pearson/ apearson@drg-l.com DRG&L/ 713-529-6600

FOR IMMEDIATE RELEASE

COPANO ENERGY REPORTS FOURTH QUARTER AND FULL YEAR 2011 RESULTS

Total Distributable Cash Flow Increased 13%

and Service Throughput Increased 26% Over Fourth Quarter 2010

HOUSTON, February 28, 2012 — Copano Energy, L.L.C. (NASDAQ:  CPNO) today announced its financial results for the three months and year ended December 31, 2011.
“During the fourth quarter, we benefited from strong volume growth primarily in the Eagle Ford Shale and the north Barnett Shale Combo play as well as a stronger NGL pricing environment compared to fourth quarter 2010,” said R. Bruce Northcutt, Copano’s President and Chief Executive Officer.
“We are pleased with the execution of our growth strategy this past year. Our 2011 projects give us a strong position in the Eagle Ford long-term, and we remain excited about the level of new growth opportunities we are seeing, including projects like our recently announced Double Eagle Pipeline joint venture and the southwest extension of our wholly owned DK pipeline,” Northcutt added.

Fourth Quarter Financial Results

Total distributable cash flow for the fourth quarter of 2011 increased 13% to $42.3 million from $37.5 million for the fourth quarter of 2010 and increased 15% from $36.9 million in the third quarter of 2011 primarily resulting from distributions from Eagle Ford Gathering LLC (Eagle Ford Gathering), a 50% owned unconsolidated affiliate, which began limited service in August 2011.  Fourth quarter 2011 total distributable cash flow represents 101% coverage of the fourth quarter distribution of $0.575 per unit, based on common units outstanding on the distribution record date, which included an additional 5,750,000 common units issued in the equity offering that closed in mid-January 2012.  Excluding these newly issued units, fourth quarter 2011 total distributable cash flow coverage was approximately 109%.
Revenue for the fourth quarter of 2011 increased 36% to $355.6 million compared to $260.7 million for the fourth quarter of 2010 and was flat compared to $353.7 million in the third quarter of 2011.  Operating segment gross margin increased 16% to $74.6 million compared to $64.2 million for the fourth quarter of 2010 and increased 2% compared to $72.8 million in the third quarter of 2011.  Total segment gross margin was $62.1 million for the fourth quarter of 2011 compared to $61.5 million for the fourth quarter of 2010 and $64.8 million for the third quarter of 2011.
Adjusted EBITDA for the fourth quarter of 2011 increased 8% to $57.7 million compared to $53.2 million for the fourth quarter of 2010 and 11% compared to $51.8 million for the third quarter of 2011 primarily resulting from distributions from Eagle Ford Gathering of $0.8 million and $8.7 million in the third and fourth quarters of 2011, respectively.
Net income was $7.3 million for the fourth quarter of 2011 compared to net income of $6.4 million for the fourth quarter of 2010.
Net loss to common units after deducting $8.5 million of in-kind preferred unit distributions totaled $1.2 million, or $0.02 per unit on a diluted basis, for the fourth quarter of 2011 compared to net loss to common units of $1.3 million, or $0.02 per unit on a diluted basis, for the fourth quarter of 2010.  Weighted average diluted units outstanding totaled 66.3 million for the fourth quarter of 2011 as compared to 65.8 million for the same period in 2010.
Total distributable cash flow, total segment gross margin, adjusted EBITDA and segment gross margin are non-GAAP financial measures, which are reconciled to their most directly comparable GAAP measures at the end of this news release.  Commencing with the second quarter of 2011, Copano revised its method for calculating adjusted EBITDA and its presentation of total distributable cash flow.  For a detailed discussion of these changes, please read “Use of Non-GAAP Financial Measures” beginning on page 6 of this news release.

Fourth Quarter Operating Results by Segment

Copano manages its business in three geographical operating segments: Texas, which provides midstream natural gas services in north and south Texas and also includes a 50% interest in Eagle Ford Gathering and a processing plant in southwest Louisiana; Oklahoma, which provides midstream natural gas services in central and east Oklahoma; and the Rocky

Mountains, which provides midstream natural gas services to producers in Wyoming’s Powder River Basin and includes managing member interests in Bighorn Gas Gathering, L.L.C. (Bighorn) of 51% and in Fort Union Gas Gathering, L.L.C. (Fort Union) of 37.04%.

Texas

Segment gross margin for Texas increased 27% to $48.8 million for the fourth quarter of 2011 compared to $38.5 million for the fourth quarter of 2010 and increased 10% from $44.5 million for the third quarter of 2011.  The year-over-year increase resulted primarily from an increase in revenue from increased pipeline throughput from the Eagle Ford Shale and north Barnett Shale Combo plays.  Throughput volumes from the Eagle Ford Shale and north Barnett Shale Combo plays increased 657% and 135%, respectively, in the fourth quarter of 2011, over the fourth quarter of 2010.  During the fourth quarter of 2011, weighted-average NGL prices on the Mont Belvieu index, based on Copano’s product mix for the period, were $57.76 per barrel compared to $48.03 per barrel during the fourth quarter of 2010, an increase of 20%.  During the fourth quarter of 2011, natural gas prices on the Houston Ship Channel index averaged $3.49 per MMBtu compared to $3.78 per MMBtu during the fourth quarter of 2010, a decrease of 8%.
During the fourth quarter of 2011, the Texas segment provided gathering, transportation and processing services for an average of 844,469 MMBtu/d of natural gas compared to 648,941 MMBtu/d for the fourth quarter of 2010, an increase of 30%.  The Texas segment gathered an average of 517,439 MMBtu/d of natural gas and processed an average of 803,282 MMBtu/d of natural gas at Copano’s plants and third-party plants during the fourth quarter of 2011, an increase of 47% and 40%, respectively, over last year’s fourth quarter, primarily due to increased volumes from the Eagle Ford Shale and north Barnett Shale Combo plays.  NGL production increased 59% to an average of 33,951 Bbls/d at Copano’s plants and third-party plants, reflecting increased volumes behind Copano’s Houston Central complex in south Texas and the Saint Jo plant in the north Barnett Shale Combo play.
Eagle Ford Gathering completed and placed its 117-mile pipeline into full service on December 1, 2011.  Eagle Ford Gathering provided gathering services for an average of 145,551 MMBtu/d during the fourth quarter of 2011.  The Texas segment gross margin results do not include the financial results and volumes associated with Copano’s interest in Eagle Ford Gathering, which is accounted for under the equity method of accounting and is shown in Copano’s financial statements under “Equity in (earnings) loss from unconsolidated affiliates.”

For the fourth quarter of 2011, equity earnings and distributions from Eagle Ford Gathering totaled $9.2 million and $8.7 million, respectively.

Oklahoma

Segment gross margin for Oklahoma increased 4% to $25.5 million for the fourth quarter of 2011 compared to $24.5 million for the fourth quarter of 2010 and decreased 9% from $27.9 million for the third quarter of 2011.  The year-over-year increase resulted primarily from (i) an increase in service throughput attributable to volume growth from the Woodford Shale and (ii) the acquisition of the Harrah plant on April 1, 2011, partially offset by (i) a 10% decrease in realized margins on service throughput compared to the fourth quarter of 2010 ($0.90 per MMBtu in 2011 compared to $1.00 per MMBtu in 2010) and decreased NGL and natural gas prices.  During the fourth quarter of 2011, weighted-average NGL prices on the Conway index, based on Copano’s product mix for the period, were $43.49 per barrel compared to $43.91 per barrel during the fourth quarter of 2010, a decrease of 1%.  During the fourth quarter of 2011, natural gas prices on the CenterPoint East index averaged $3.38 per MMBtu compared to $3.53 per MMBtu during the fourth quarter of 2010, a decrease of 4%.
The Oklahoma segment gathered an average of 307,346 MMBtu/d of natural gas, processed an average of 159,344 MMBtu/d of natural gas and produced an average of 17,471 Bbls/d of NGLs at its own plants and third-party plants during the fourth quarter of 2011.  Compared to the fourth quarter of 2010, this represents increases of 15%, 3% and 6%, respectively.  The increase in service throughput is primarily attributable to increased drilling and production of lean gas in the Woodford Shale area near Copano’s Cyclone Mountain system, which experienced a 69% increase in service throughput compared to the fourth quarter of 2010, offset by normal production declines on other gathering systems.

Rocky Mountains

Segment gross margin for the Rocky Mountains segment totaled $0.4 million in the fourth quarter of 2011 compared to $1.1 million for the fourth quarter of 2010 and $0.4 million for the third quarter of 2011.
The Rocky Mountains segment gross margin results do not include the financial results and volumes associated with Copano’s interests in Bighorn and Fort Union, which are accounted for under the equity method of accounting and are shown in Copano’s financial statements under “Equity in (earnings) loss from unconsolidated affiliates.”  Average pipeline throughput for Bighorn and Fort Union on a combined basis decreased 29% to

630,843 MMBtu/d in the fourth quarter of 2011 as compared to 886,568 MMBtu/d in the fourth quarter of 2010.  The volume decline is primarily due to certain Fort Union shippers diverting gas volumes to TransCanada’s Bison Pipeline upon its start-up in January 2011.  Fort Union volumes do not reflect 232,693 MMBtu/d in long-term contractually committed volumes that Fort Union did not gather, but which were the basis of payments received by Fort Union for the three months ended December 31, 2011.  For the fourth quarter of 2011, combined equity earnings and distributions for Bighorn and Fort Union totaled $3.7 million and $5.8 million, respectively, compared to equity earnings and distributions of $1.7 million and $5.7 million, respectively, for the same period in 2010.

Corporate and Other

Corporate and other segment gross margin includes Copano’s commodity risk management activities.  These activities contributed a loss of $12.5 million for the fourth quarter of 2011 compared to a loss of $2.6 million for the fourth quarter of 2010 and a loss of $8.0 million for the third quarter of 2011.  The loss for the fourth quarter of 2011 included $7.5 million of non-cash amortization expense relating to the option component of Copano’s risk management portfolio, $2.9 million of net cash settlements paid for expired commodity derivative instruments and $2.1 million of unrealized mark-to-market losses on undesignated economic hedges.  The fourth quarter 2010 loss included $8.2 million of non-cash amortization expense relating to the option component of Copano’s risk management portfolio and $0.4 million of unrealized mark-to-market losses on undesignated economic hedges offset by $6.0 million of net cash settlements received for expired commodity derivative instruments.

Year to Date Financial Results

Revenue for 2011 increased 35% to $1.3 billion compared to $995.2 million in 2010.  Operating segment gross margin increased 29% to $292.2 million in 2011 compared to $226.7 million for 2010.  Total segment gross margin increased 11% to $252.6 million for 2011 compared to $227.4 million for 2010.  Adjusted EBITDA for 2011 was $211.3 million compared to $199.5 million for 2010.  Net loss was $156.3 million for 2011 compared to net loss of $8.7 million for 2010.  Net loss for 2011 includes a loss on the refinancing of unsecured debt of $18.2 million, a $170.0 million non-cash impairment charge relating to Rocky Mountains assets and a $3.4 million non-cash impairment charge relating to assets in south Texas.  Net loss for 2010 includes a $25 million non-cash impairment charge relating to Copano’s investment in Bighorn.

Net loss to common units after deducting $32.7 million of in-kind preferred unit distributions totaled $189.0 million, or $2.86 per unit on a diluted basis, for 2011 compared to net loss to common units of $23.9 million, or $0.37 per unit on a diluted basis, for 2010.  Weighted average diluted units outstanding totaled 66.2 million for 2011 as compared to 63.9 million for 2010.
Excluding $191.6 million in impairment charges and debt refinancing costs, net income to common units after deducting in-kind preferred unit distributions totaled $2.6 million, or $0.04 per unit on a diluted basis, for 2011.

Cash Distributions

On January 11, 2012, Copano announced its fourth quarter 2011 cash distribution of $0.575 per unit, or $2.30 per unit on an annualized basis, for all of its outstanding common units.  This distribution is unchanged from the third quarter of 2011 and was paid on February 9, 2012 to common unitholders of record at the close of business on January 26, 2012.

Conference Call Information; Fourth Quarter 2011 Results and Preliminary Guidance for First Quarter 2012

Copano will hold a conference call on February 29, 2012 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) to discuss its fourth quarter 2011 financial results and to provide an operational update and preliminary guidance for the first quarter of 2012.  To participate in the call, dial (480) 629-9835 and ask for the Copano call 10 minutes prior to the start time, or access it live over the internet at www.copano.com on the “Investor Overview” page of the “Investor Relations” section of Copano’s website.
A replay of the audio webcast will be available shortly after the call on Copano’s website.  A telephonic replay will be available through March 7, 2012 by calling (303) 590-3030 and using the pass code 4510391#.

Use of Non-GAAP Financial Measures

This news release and the accompanying schedules include the non-generally accepted accounting principles, or non-GAAP, financial measures of total distributable cash flow, total segment gross margin, adjusted EBITDA and segment gross margin.  The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States, or GAAP.  Non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income (loss), operating income (loss), income (loss) from continuing operations, cash flows from operating activities or any other GAAP measure of liquidity or financial performance.  Copano’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies, which may not calculate their measures in the same manner.
Copano’s management team uses non-GAAP financial measures to evaluate its core profitability and to assess the financial performance of its assets.  Subject to the limitations expressed above, Copano believes that investors and other market participants benefit from access to the same financial measures that its management uses in evaluating its performance.
Adjusted EBITDA.  Commencing with the second quarter of 2011, Copano revised its calculation of adjusted EBITDA to more closely resemble that of many of Copano’s peers in terms of measuring the company’s ability to generate cash.  Adjusted EBITDA (as revised) equals:
•	net income (loss);
•
plus interest and other financing costs, provision for income taxes, depreciation and amortization expense, impairment expense, non-cash amortization expense associated with commodity derivative instruments, distributions from unconsolidated affiliates, loss on refinancing of unsecured debt and equity-based compensation expense;

•	minus equity in earnings (loss) from unconsolidated affiliates and unrealized gains (losses) from commodity risk management activities; and
•	plus or minus other miscellaneous non-cash amounts affecting net income (loss) for the period.
In calculating adjusted EBITDA as revised, Copano no longer adds to EBITDA (earnings before interest, taxes, depreciation and amortization) its share of the depreciation, amortization and impairment expense and interest and other financing costs embedded in equity in earnings (loss) from unconsolidated affiliates; instead, Copano now adds to EBITDA (i) other non-cash amounts affecting net income (loss) for the period, (ii) non-cash amortization expense associated with commodity derivative instruments, (iii) loss on refinancing of unsecured debt and (iv) distributions from unconsolidated affiliates.
Copano believes that the revised calculation of adjusted EBITDA is a more effective tool for its management in evaluating operating performance for several reasons.  Although Copano’s historical method for calculating adjusted EBITDA was useful in assessing the performance of Copano’s assets (including its unconsolidated affiliates) without regard to financing methods, capital structure or historical cost basis, the prior calculation was not as useful in evaluating the core performance of its assets and their ability to generate cash because adjustments for a number of non-cash expenses and other non-cash and non-operating items were not reflected in the calculation, and the impact of cash distributions from unconsolidated affiliates was likewise not reflected.  Copano believes that the revised calculation of adjusted EBITDA is more consistent with the method and presentation used by many of its peers and will allow management and analysts to better evaluate Copano’s performance relative to its peer companies.
Copano believes that the revised calculation more effectively represents what lenders and debt holders, as well as industry analysts and many of its unitholders, have indicated is useful in assessing Copano’s core performance and outlook and comparing Copano to other companies in its industry.  For example, Copano believes that adjusted EBITDA as revised may provide investors and analysts with a more useful tool for evaluating Copano’s leverage because it more closely resembles Consolidated EBITDA (as defined under Copano’s revolving credit facility), which is used by lenders to calculate financial covenants.  Consolidated EBITDA differs from adjusted EBITDA in that it includes further adjustments to (i) reflect the pro forma effects of material acquisitions and dispositions and (ii) in the case of leverage ratio calculations, includes projected EBITDA from significant capital projects under construction.
Total Distributable Cash Flow.  Commencing with the second quarter of 2011, Copano presents total distributable cash flow as net income (loss) plus all adjustments included in the adjusted EBITDA calculation described above and minus: (i) cash interest expense, (ii) current tax expense and (iii) maintenance capital expenditures.  Although Copano has revised its presentation of total distributable cash flow, the components of the calculation have not changed except that total distributable cash flow now eliminates the impact of any loss on refinancing of unsecured debt because such losses do not reduce operating cash flow.
Copano Energy, L.L.C. is a midstream natural gas company with operations in Texas, Oklahoma, Wyoming and Louisiana.  Its assets include approximately 6,800 miles of active natural gas gathering and transmission pipelines, 380 miles of NGL pipelines and ten natural gas processing plants, with more than one billion cubic feet per day of combined processing capacity and 44,000 barrels per day of fractionation capacity.  More information is available at http://www.copano.com.

This news release includes “forward-looking statements,” as defined by the Securities and Exchange Commission.  Statements that address activities or events that Copano believes will or may occur in the future are forward-looking statements.  These statements include, but are not limited to, statements about future producer activity and Copano’s total distributable cash flow and distribution coverage.  These statements are based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors management believes are reasonable.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, the following risks and uncertainties, many of which are beyond Copano’s control:  The volatility of prices and market demand for natural gas and NGLs; Copano’s ability to continue to obtain new sources of natural gas supply and retain its key customers; the impact on volumes and resulting cash flow of technological, economic and other uncertainties inherent in estimating future production and producers’ ability to drill and successfully complete and attach new natural gas supplies and the availability of downstream transportation systems and other facilities for natural gas and NGLs; higher construction costs or project delays due to inflation, limited availability of required resources, or the effects of environmental, legal or other uncertainties; general economic conditions; the effects of government regulations and policies; and other financial, operational and legal risks and uncertainties detailed from time to time in Copano’s filings with the Securities and Exchange Commission.

– financial statements follow –

COPANO ENERGY, L.L.C. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

	(In thousands, except per unit information)
Revenue:
Natural gas sales	$104,188	$88,894	$452,726	$381,453
Natural gas liquids sales	201,934	137,861	723,063	490,980
Transportation, compression and processing fees	38,925	20,859	121,631	68,398
Condensate and other	10,504	13,129	47,803	54,333
Total revenue	355,551	260,743	1,345,223	995,164

Costs and expenses:
Cost of natural gas and natural gas liquids(1)	288,437	193,135	1,068,423	745,074
Transportation (1)	5,023	6,082	24,225	22,701
Operations and maintenance	18,373	15,150	65,326	53,487
Depreciation, amortization and impairment	21,422	16,570	77,565	62,572
General and administrative	14,150	9,036	48,680	40,347
Taxes other than income	1,101	1,068	5,130	4,726
Equity in (earnings) loss from unconsolidated affiliates	(13,257)	692	145,324	20,480
Total costs and expenses	335,249	241,733	1,434,673	949,387

Operating income (loss)	20,302	19,010	(89,450)	45,777
Other income (expense):
Interest and other income	29	19	60	78
Loss on refinancing of unsecured debt	-	-	(18,233)	-
Interest and other financing costs	(12,737)	(12,366)	(47,187)	(53,605)
Income (loss) before income taxes	7,594	6,663	(154,810)	(7,750)
Provision for income taxes	(341)	(271)	(1,502)	(931)
Net income (loss)	7,253	6,392	(156,312)	(8,681)
Preferred unit distributions	(8,486)	(7,688)	(32,721)	(15,188)
Net loss to common units	$(1,233)	$(1,296)	$(189,033)	$(23,869)
Basic and diluted net loss per common unit	$(0.02)	$(0.02)	$(2.86)	$(0.37)
Weighted average number of common units	66,303	65,815	66,169	63,854

(1) Exclusive of operations and maintenance and depreciation, amortization and impairment shown separately.

COPANO ENERGY, L.L.C. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2011	2010

Cash Flows From Operating Activities:	(In thousands)
Net loss	$(156,312)	$(8,681)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization and impairment	77,565	62,572
Amortization of debt issue costs	3,764	3,755
Equity in loss from unconsolidated affiliates	145,324	20,480
Distributions from unconsolidated affiliates	31,623	22,416
Loss of refinancing of unsecured debt	18,233	-
Non-cash gain on risk management activities, net	(3,523)	(984)
Equity-based compensation	11,558	9,311
Deferred tax provision	317	21
Other non-cash items, net	162	(504)
Changes in assets and liabilities:
Accounts receivable	(19,475)	(4,780)
Prepayments and other current assets	245	(242)
Risk management activities	18,343	13,345
Accounts payable	29,812	6,626
Other current liabilities	(6,404)	263
Net cash provided by operating activities	151,232	123,598

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(218,929)	(117,875)
Additions to intangible assets	(20,698)	(9,828)
Acquisitions	(16,084)	-
Investments in unconsolidated affiliates	(121,967)	(33,002)
Distributions from unconsolidated affiliates	3,848	3,539
Escrow cash	8	2
Proceeds from sale of assets	260	447
Other, net	(2,752)	(13)
Net cash used in investing activities	(376,314)	(156,730)

Cash Flows From Financing Activities:
Proceeds from long-term debt	825,000	100,000
Repayment of long-term debt	(422,665)	(360,000)
Payments of premiums and expenses on redemption of unsecured debt	(14,572)	-
Deferred financing costs	(15,783)	(995)
Distributions to unitholders	(153,062)	(145,531)
Proceeds from issuance of Series A convertible preferred units, net of underwriting
discounts and commissions of $8,935	-	291,065
Proceeds from public offering of common units, net of underwriting
discounts and commissions of $7,223	-	164,786
Equity offering costs	(5)	(6,395)
Proceeds from option exercises	3,201	5,440
Net cash provided by financing activities	222,114	48,370
Net (decrease) increase in cash and cash equivalents	(2,968)	15,238
Cash and cash equivalents, beginning of year	59,930	44,692
Cash and cash equivalents, end of year	$56,962	$59,930

COPANO ENERGY, L.L.C. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010

	(In thousands, except unit information)
ASSETS
Current assets:
Cash and cash equivalents	$56,962	$59,930
Accounts receivable, net	119,193	96,662
Risk management assets	4,322	7,836
Prepayments and other current assets	5,114	5,179
Total current assets	185,591	169,607

Property, plant and equipment, net	1,103,699	912,157
Intangible assets, net	192,425	188,585
Investments in unconsolidated affiliates	544,687	604,304
Escrow cash	1,848	1,856
Risk management assets	6,452	11,943
Other assets, net	29,895	18,541
Total assets	$2,064,597	$1,906,993

LIABILITIES AND MEMBERS' CAPITAL
Current liabilities:
Accounts payable	$155,921	$117,706
Accrued interest	8,686	10,621
Accrued tax liability	1,182	913
Risk management liabilities	3,565	9,357
Other current liabilities	22,040	14,495
Total current liabilities	191,394	153,092

Long term debt (includes $0 and $546 bond premium as of December 31, 2011
and 2010, respectively)	994,525	592,736
Deferred tax liability	2,199	1,883
Risk management and other noncurrent liabilities	4,581	4,525

Members’ capital:
Series A convertible preferred units, no par value, 11,684,074 units and 10,585,197 units
issued and outstanding as of December 31, 2011 and 2010, respectively	285,168	285,172
Common units, no par value, 66,341,458 units and 65,915,173 units issued and
outstanding as of December 31, 2011 and 2010, respectively	1,164,853	1,161,652
Paid in capital	62,277	51,743
Accumulated deficit	(624,121)	(313,454)
Accumulated other comprehensive loss	(16,279)	(30,356)
	871,898	1,154,757
Total liabilities and members' capital	$2,064,597	$1,906,993

COPANO ENERGY, L.L.C. AND SUBSIDIARIES

UNAUDITED RESULTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

	($ In thousands, except per unit information)
Total segment gross margin(1)	$62,091	$61,526	$252,575	$227,389
Operations and maintenance expenses	18,373	15,150	65,326	53,487
Depreciation, amortization and impairment	21,422	16,570	77,565	62,572
General and administrative expenses	14,150	9,036	48,680	40,347
Taxes other than income	1,101	1,068	5,130	4,726
Equity in (earnings) loss from unconsolidated affiliates(2)(3)	(13,257)	692	145,324	20,480
Operating income (loss)(2)	20,302	19,010	(89,450)	45,777
Loss on refinancing of unsecured debt	-	-	(18,233)	-
Interest and other financing costs, net	(12,708)	(12,347)	(47,127)	(53,527)
Provision for income taxes	(341)	(271)	(1,502)	(931)
Net income (loss)	7,253	6,392	(156,312)	(8,681)
Preferred unit distributions	(8,486)	(7,688)	(32,721)	(15,188)
Net loss to common units	$(1,233)	$(1,296)	$(189,033)	$(23,869)

Total segment gross margin:
Texas	$48,752	$38,548	$184,437	$128,682
Oklahoma	25,457	24,511	105,080	93,617
Rocky Mountains(4)	396	1,098	2,641	4,440
Segment gross margin	74,605	64,157	292,158	226,739
Corporate and other(5)	(12,514)	(2,631)	(39,583)	650
Total segment gross margin(1)	$62,091	$61,526	$252,575	$227,389

Segment gross margin per unit:
Texas:
Service throughput ($/MMBtu)	$0.65	$0.65	$0.70	$0.59
Oklahoma:
Service throughput ($/MMBtu)	$0.90	$1.00	$1.00	$0.98

Volumes:
Texas:
Service throughput (MMBtu/d)(6)	844,469	648,941	795,497	595,641
Pipeline throughput (MMBtu/d)	517,439	351,269	456,686	328,967
Plant inlet volumes (MMBtu/d)	803,282	574,616	758,588	504,810
NGLs produced (Bbls/d)	33,951	21,388	29,147	18,718
Oklahoma:
Service throughput (MMBtu/d)(6)	307,346	267,353	291,532	261,636
Plant inlet volumes (MMBtu/d)	159,344	154,257	160,406	156,181
NGLs produced (Bbls/d)	17,471	16,480	17,498	16,251

Capital Expenditures:
Maintenance capital expenditures	$2,379	$3,193	$13,490	$9,563
Expansion capital expenditures	56,227	19,709	259,803	120,941
Total capital expenditures	$58,606	$22,902	$273,293	$130,504

Operations and maintenance expenses:
Texas	$11,284	$8,391	$38,099	$29,236
Oklahoma	7,039	6,689	26,982	23,955
Rocky Mountains	50	70	245	296
Total operations and maintenance expenses	$18,373	$15,150	$65,326	$53,487

(1)
Total segment gross margin is a non-GAAP financial measure.  Please read “Unaudited Non-GAAP Financial Measures” for a reconciliation of total segment gross margin to its most directly comparable GAAP measure of operating income.

(2)	During the three months ended September 30, 2011, Copano recorded a $165 million non-cash impairment charge relating to Copano’s investments in Bighorn and Fort Union.

(3)	Includes results and volumes associated with unconsolidated affiliates. The following table summarizes the throughput for the periods indicated:

		Three Months Ended December 31,		Year Ended December 31,
		2011	2010	2011	2010
Bighorn and Fort Union(a)	MMBtu/d	630,843	886,568	604,261	907,809
Southern Dome
Plant Inlet	MMBtu/d	10,287	10,969	11,292	12,522
NGLs produced	Bbls/d	358	397	403	449
Webb Duval(b)	MMBtu/d	61,411	51,122	51,907	54,879
Eagle Ford Gathering	MMBtu/d	145,551	-	110,827	-
Liberty Pipeline Group(c)	Bbls/d	4,946	-	4,597	-

(a) The volume decline is primarily due to certain Fort Union shippers diverting gas volumes to TransCanada’s Bison Pipeline upon its start up in January 2011.  Fort Union volumes do not reflect an additional 232,693 MMBtu/d and 268,015 MMBtu/d for three months and year ended December 31, 2011, respectively, in long-term contractually committed volumes that Fort Union did not gather but which were the basis of payments received by Fort Union.
(b)  Net of intercompany volumes.
(c) These transported volumes included barrels produced at Houston Central complex and third-party plants.

(4)
Rocky Mountains segment gross margin includes results from producer services, including volumes purchased for resale, volumes gathered under firm capacity gathering agreements with Fort Union, volumes transported using firm capacity agreements with Wyoming Interstate Gas Company and compressor rental services provided to Bighorn.

(5)	Corporate and other includes results attributable to Copano’s commodity risk management activities.

(6)
“Service throughput” means the volume of natural gas delivered to Copano’s wholly owned processing plants by third-party pipelines plus “pipeline throughput,” which is the volume of natural gas transported or gathered through Copano’s pipelines.

COPANO ENERGY, L.L.C. AND SUBSIDIARIES

RESULTS OF OPERATIONS

COPANO ENERGY, L.L.C. AND SUBSIDIARIES

UNAUDITED NON-GAAP FINANCIAL MEASURES

		Three Months Ended December 31,		Year Ended December 31,
		2011	2010	2011	2010

		(In thousands)
Reconciliation of total segment gross margin to operating income (loss):
Operating income (loss)		$20,302	$19,010	$(89,450)	$45,777
Add:	Operations and maintenance expenses	18,373	15,150	65,326	53,487
	Depreciation, amortization and impairment	21,422	16,570	77,565	62,572
	General and administrative expenses	14,150	9,036	48,680	40,347
	Taxes other than income	1,101	1,068	5,130	4,726
	Equity in (earnings) loss from unconsolidated affiliates	(13,257)	692	145,324	20,480
Total segment gross margin		$62,091	$61,526	$252,575	$227,389

Reconciliation of EBITDA, adjusted EBITDA and total distributable cash flow to net income (loss):
Net income (loss)		$7,253	$6,392	$(156,312)	$(8,681)
Add:	Depreciation and amortization	18,013	16,570	69,156	62,572
	Interest and other financing costs	12,737	12,366	47,187	53,605
	Provision for income taxes	341	271	1,502	931
EBITDA (1)		38,344	35,599	(38,467)	108,427
Add:	Amortization of commodity derivative options	7,448	8,167	29,517	32,378
	Distributions from unconsolidated affiliates	15,142	6,401	35,471	25,955
	Loss on refinancing of unsecured debt	-	-	18,233	-
	Equity-based compensation	4,081	2,539	13,265	10,388
	Equity in (earnings) loss from unconsolidated affiliates	(13,257)	692	145,324	20,480
	Unrealized loss (gain) from commodity risk management activities	2,145	433	(550)	582
	Impairment	3,409	-	8,409	-
	Other non-cash operating items	390	(615)	118	1,319
Adjusted EBITDA		57,702	53,216	211,320	199,529
Less:	Cash interest and other financing costs	(12,772)	(12,246)	(46,395)	(51,417)
	Provision for income taxes and other	(278)	(251)	(1,207)	(991)
	Maintenance capital expenditures	(2,379)	(3,193)	(13,490)	(9,563)
Total distributable cash flow		$42,273	$37,526	$150,228	$137,558
Actual quarterly distribution ("AQD")		$42,064	$38,456
Total distributable cash flow coverage of AQD		101%	98%

(1)	Prior to any retained cash reserves established by Copano's Board of Directors.